For Immediate Release

Lawson Products Acquires Screw Products, Inc.

CHICAGO - October 1, 2018 - Lawson Products, Inc. (NASDAQ:LAWS), a distributor of products and services to the MRO marketplace, today announced the acquisition of Screw Products, Inc. (SPI). The acquisition closed October 1, 2018. Terms of the transaction were not disclosed.

Based in Dallas, Texas, SPI is a leading regional distributor of bulk industrial products to large manufacturers and job shops. SPI provides customized fastener and components packaging, sub-assembly, and kitting services in its Dallas and Dayton, Ohio warehouses. The company generates approximately $3 million in revenue.

"SPI’s deep expertise and successful execution in its markets have yielded strong profitability and sales growth,” said Michael DeCata, president and chief executive officer, Lawson Products. “This transaction further reinforces our commitment to being strategically focused and disciplined in pursuing acquisitions. As a result, Lawson is well-positioned to further penetrate the job shop/manufacturing market segment and to grow sales for both SPI and Lawson," said DeCata.

“We are thrilled to join Lawson Products and are excited about the potential opportunities from leveraging their resources and experience,” said Bill Marthens, president and chief executive officer, Screw Products, Inc. “Lawson supports our commitment to a high level of customer service and to growing our sales profitably. We look forward to a great future as part of Lawson.”

Key SPI sales and operations employees will continue in their current roles reporting to Marthens who will oversee the day-to-day operations as director, segment development, for Lawson Products. Marthens will report to Shane McCarthy, senior vice president, supply chain and business development, Lawson Products.

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several retail branches. Under its Kent Automotive brand, the company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com/ or https://www.kent-automotive.com/.

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Lawson Products Media Contact:
Julie Baron
847-525-3043
Julie@CommunicationWorks.biz

Investor Relations Contact:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665
Ron.Knutson@lawsonproducts.com